Exhibit 16.1

August 21, 2024

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: U-BX Technology Ltd

File No. 001-41987

Dear Sir or Madam:

We have been furnished a copy of the statements being made by U-BX Technology Ltd (“Registrant”) in its Form 6-K for the month of August 2024 and captioned “Change in Registrant’s Certifying Accountant.” We are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Form 6-K.

Sincerely,

/s/ Wei, Wei & Co., LLP

Flushing, New York